Exhibit 14.1

Green Plains Renewable Energy, Inc.

Code of Business Ethics and Conduct

11/02/06

Updated

10/__/08

GPRE wants to provide a safe and rewarding place to work. We are committed to being a good neighbor in the communities where our operations are located. The corporation is responsible for the acts of those who work with us to produce rewards for themselves as well as our investors.

These statements are a "common sense blueprint” to guide operational activities, both legally and ethically. This memorandum has been written in an attempt to create a context in the work place that will ensure a productive, safe and rewarding work environment for our employees, investors and corporation.

Green Plains Renewable Energy, Inc.

Code of Business Ethics and Conduct General Policy

GREEN PLAINS RENEWABLE ENERGY (the Company) conducts its business in compliance with all applicable laws, rules and regulations and on the highest levels of integrity. This blueprint is intended to preserve the integrity of the Company’s business and assure that perceptions of our coworkers, government regulators, suppliers, competitors and the community affirm our adherence to these principles.

GPRE builds on a foundation of high, consistent principles that includes, respect, teamwork, accountability, a sense of fairness and collegiality. Commitment and adherence to these principles help us maintain a respected leadership position.

As an employee of the Company you are expected to do your best to follow the underlying principles and procedures of our Code of Conduct. It should be kept handy and reviewed from time to time. We realize that none of us are perfect and that all of us have faults and shortcomings. However, we hope that these general principles and guidelines can help each of us achieve our goals, perform our duties and fulfill our obligations to ourselves and the Company.

This Code of Conduct provides a set of guidelines that employees at all levels, including directors and officers of the Company are expected to follow. It is not a complete statement of all policies affecting an employee’s employment.

Supervisors have a special responsibility to lead by example, to foster an environment that promotes integrity and to assist all employees with understanding and following this Code.

When you have any suggestions for improving the Company’s overall compliance performance, your thoughts are always welcome.

Importance of Code

A major purpose for these principles is to assure full compliance with the law, especially securities regulations, which are extensive. All Company business should be conducted fairly, honestly and ethically. We rely on every employee to make the right decisions.

When in doubt, you have the responsibility to seek clarification from your supervisor, corporate counsel or the Audit Committee Chairman (or his designee). Violations of ethical and legal standards are grounds for disciplinary action, up to and including discharge, and possible legal proceedings.

This Code is not intended to address all situations you may encounter. When situations arise that are not covered by this Code, you are encouraged to exercise restraint and to be respectful of others at all times. Whenever questions arise as to what you should do in any given situation, you are encouraged to seek counsel from your supervisors.

This Code is subject to change or modification at any time by the Board of Directors of the Company. All changes will be promptly disclosed as required by law or stock exchange regulations.

This Code does not create an employment contract; nor does it alter any employee's status as an employee at will.

Employee’s Responsibility

Review this Code of Conduct carefully and keep it in a convenient place so you can refer to it if you are uncertain about what to do in any given situation. Likewise, if there is any part of the Code you don’t understand or if you are not sure how to handle a situation, contact your supervisor.

Open Door Policy

It is the Company's intent to create a work place environment where people feel accepted and comfortable. An environment that people are happy to come to each day, where they feel it is safe to express their thoughts and ideas, knowing that they will be listened to, considered and respected. The Company believes you should have the opportunity to speak openly and be treated fairly. We encourage all employees to be candid and truthful. This is our Open Door Philosophy. The best way to use the Open Door for bringing up ideas, concerns and issues is to talk to your immediate supervisor or his / her supervisor.

If, for any reason you are afraid or reticent to contact anyone employed by the Company you may choose to send an anonymous message to the Audit Committee Chairman (or his designee) who will discuss with the Audit Committee as appropriate.

YOU WILL NOT BE RETALIATED AGAINST FOR RAISING A QUESTION OR CONCERN WITH YOUR SUPERVISORS, THE COMPLIANCE OFFICER OR THE AUDIT COMMITTEE CHAIRMAN.

Guidance for Employees

No single document, including this Code of Conduct, can provide all the answers. If you are ever uncertain about something you intend to do, it is very important that you seek advice. Contact your supervisor before acting.

It is your obligation to let us know if you see or learn something that suggests either the Code, Company Policy, or the Law has been violated. Use a communication method with which you are most comfortable. The most important thing is, let us know.

Compliance Committee:

The Board has designated the Company’s Chief Executive Officer as the Company’s Compliance Officer.

Employee Relations

Value Our Diversity

Our Company benefits from a diverse workforce that recognizes differences as well as similarities. This creates a culture of openness, teamwork and mutual respect. Individual diversity recognizes the unique set of abilities, perspectives that each employee brings to the Company. We are committed to creating and supporting a diverse workforce. We will respect one another for the unique values each brings to our workplace.

Discrimination

We are committed to providing equal opportunity for all qualified applicants and employees without regard to race, color, religion, sex, age, national origin, ancestry, sexual orientation, marital status, disability, military status, political beliefs or other legally protected statuses. This policy applies to all aspects of employment including recruitment, hiring, job assignments, promotions, working conditions, scheduling, benefits, wage and salary administration, disciplinary action, termination as well as company-sponsored social, educational and recreational programs. In accordance with law we provide reasonable accommodations for qualified individuals with disabilities.

All employees, including supervisors, have a responsibility to maintain a discrimination free environment. If you believe this policy has been violated, report the matter immediately to your supervisor.

Workplace Harassment

GPRE also recognizes that harassment on the basis of race, religion, sex, disability or other legally protected status is a form of discrimination. Prohibited conduct includes, but is not limited to, racial or ethnic slurs and epithets, ethnic jokes or any joke that would demean a person, making inappropriate gestures, words or conduct that creates a hostile environment. Profanity in the workplace is offensive and should be avoided.

You are responsible for your actions.

Violations of this policy are subject to disciplinary action up to, and including, termination of employment. If you believe that you or a fellow employee has been harassed or treated unfairly, immediately inform your supervisor.

Weapons and Workplace Violence

We do not tolerate violent behavior or threats of violence; nor will we tolerate an employee bringing a weapon on our premises. The responsibility for preserving a safe and respectful working environment lies with each of us. Employees must comply with both the letter and the spirit of this policy.

Employees are prohibited from engaging in violence or the threat of violence, in any form, while on company property or while engaged in our business, whether on or off its property. Violence and threats of violence are also prohibited when directed at an employee, a customer or anyone else with whom the employee has come in contact through GPRE whether the prohibited conduct occurs during working hours or at any other time.

Conduct prohibited by this policy includes physical assault, but also threats, verbal abuse, harassment and intimidation, whether directed at supervisors, employees, vendors, visitors or members of the public.

If the Compliance Officer determines that inappropriate conduct has occurred, the Company will take all appropriate remedial action, including firm disciplinary action up to, and including, termination of employment.

Prohibited conduct includes, but is not limited to, the following:

Causing physical injury to another person,

Stalking, harassing or intimidating another individual, whether in person or by telephone, Email or other means,

Making a statement that connotes violence, contains a general threat of violence or contains a threat directed against one or more individuals,

Engaging in aggressive or hostile language or conduct that would be offensive or intimidating to a reasonable person,

Causing damage to property, whether property of GPRE, an employee, or a third party, through anger, malice or otherwise.

Workplace Violence

If you experience, observe or otherwise become aware of conduct that may be in violation of this policy, report the matter promptly to your supervisor or to the Compliance Officer. Those holding a supervisory or managerial position must immediately report to the Compliance Officer any known or suspected violation of this policy.

We investigate and address all reported violations of our policy. Any employee who exhibits violent behavior or who otherwise violates this policy will be met with immediate and appropriate action up to, and including, termination of employment. Law enforcement authorities may be notified.

Health and Safety

The safety of employees, customers and others is a top priority, and the Company is committed to providing and maintaining a clean, safe work environment. You can help keep the workplace safe by:

Immediately reporting any potential hazards (that you cannot correct yourself), no matter how minor, even though you corrected them, to your supervisor.

Immediately reporting any workplace accident and/or any injury to your immediate supervisor or a member of management.

Not attempting to move an injured person, instead request medical attention.

Being prepared to deal with a safety issue is very important! Take the time to learn safety guidelines and procedures specific to your location.

Substance Abuse

Employees are prohibited from possessing, using or being under the influence of alcohol on Company property. Employees may not, under any circumstances, use, possess, buy, sell or be under the influence of any illegal drug while on Company premises, or while performing any job-related activity, whether on or off Company premises. An illegal drug means any controlled substance that cannot be obtained legally or that, although available legally (that is, by prescription), has been obtained illegally.

Employees are not prohibited from use or possession of a drug in accordance with a valid medical prescription; however, employees are strongly encouraged to tell their supervisor about any prescribed drug that could impair their ability to perform their jobs safely and/or effectively.

Employee Wage and Hour Rules

GPRE s practices are based on applicable laws and are designed to protect the interests of the Company and its employees. All positions have been classified as exempt or non-exempt with respect to eligibility for overtime pay. Non-exempt employees are eligible for overtime pay and may not work for the Company while off the clock. Such conduct is prohibited and will result in disciplinary action up to, and including, termination. A supervisor must authorize any overtime work by a non-exempt employee.

Integrity (Adherence to Moral and Ethical Principles)

Honesty

You are expected to be honest and to conduct yourself in a manner that upholds Company values. Examples of dishonesty include any false or misleading statement and any theft or deliberate act that results in loss of value of others' property, whether the property belongs to GPRE, another employee, a customer or anyone else, regardless of the value of that property.

Conflicts Of Interest

GPRE expects you to always perform your duties in the best interests of the Company. Scrupulously avoid situations or positions that present an actual or potential conflict of interest or that may give rise to the appearance of a conflict between your personal interest and your duties to the Company.

A conflict of interest occurs when the personal interests or activities of an employee, or a relative or household member of that employee, or someone with whom the employee has an intimate relationship, interfere with, or appear to interfere with the employee's performance of his/her duties for the Company or with the interests of the Company as a whole.

A conflict of interest also occurs when an employee is in a position to influence a decision that may result in a personal gain for that employee or for a relative as a result of the Company's business dealings.

Personal gain results not only in cases where an employee or his/her relative has a significant ownership in a company with which GPRE does business, but also when an employee or a relative receives any kickback, bribe, gift or special consideration as a result of any transaction or business dealings involving GPRE. (For the purposes of this policy, an employee's relatives include those related to the employee by blood or marriage and all members of the employee's household, as well as anyone with whom the employee has an intimate relationship.)

Carefully review your own situation for any conflicts of interest. If you have any ability to influence a transaction involving purchases, contracts or leases of the Company, disclose the existence of any actual or potential conflict of interest to your supervisor as soon as the conflict or potential conflict arises so that safeguards can be established to protect all parties. In consultation with the Compliance Officer your supervisor will determine whether a conflict actually exists and if any action should be taken. If at any time you have a question about a possible conflict of interests, you should promptly contact your supervisor or the legal department.

While it is not possible to list all circumstances that constitute a conflict of interest, the following list gives some examples of situations that must be avoided by you, your relatives or members of your household, or anyone with whom you have an intimate relationship.

Accepting from a person or entity that does business, or is seeking to do business, with GPRE any form of compensation (e.g., cash, securities, investments, options or rights) or any other gift of more than nominal value (See also Gifts and Entertainment ).

Accepting any type of concurrent employment without notification and, where necessary, approval of your supervisor including consulting or a directorship with a competitor or vendor.

Influencing the Company on behalf of a third party to purchase a particular product or service when such purchase will result in a benefit, financial or otherwise, to you or any of your relatives.

Engaging in real estate or other property transactions in which the Company has an interest.

Speculating or dealing in equipment, supplies, materials or property purchased or sold by the Company.

Having an intimate relationship with an employee for whom you have oversight or supervisory responsibility.

As an employee, you should never take for yourself personally (or for a relative) any business or other opportunity that you discover through the use of Company property or information or because of your position at GPRE. You cannot use Company property or information or your position at GPRE for your personal gain and you are prohibited from competing with GPRE while you are an employee of the Company.

Officers, Directors and 5- 10% Shareholders.

Officers, directors and 5- 10% stockholders of public companies are subject to additional restrictions and requirements under federal securities laws. If you are unsure about the applicability of these restrictions and requirements to you, please consult the Company's legal department or legal counsel.

Gifts and Entertainment

GPRE recognizes that in some instances, gifts and entertainment can provide an entirely appropriate means for furthering a business relationship. However, no employee, officer or director should accept or provide gifts of more than $250 in connection with their business dealings. The receipt of any such gift over $250 should be returned immediately.

Normal business courtesies involving no more than ordinary amenities (such as lunch, dinner, a spectator event, or a golf game), as are token non-cash gifts of nominal value will be permitted.

However, do not participate in a vendor-paid activity if it might create a sense of obligation, compromise your professional judgment or create the appearance that it might do so. In deciding whether your participation is appropriate, consider whether public disclosure would embarrass you or the Company.

The guiding principle is that no gift, favor or entertainment should be accepted or provided if it will obligate, or appear to obligate, the recipient.

If you are uncertain about the propriety of a gift, you should contact your supervisor or the Compliance Officer for guidance. Separate and more stringent gift, meals, and entertainment rules apply to dealings with government officials. Federal and state anti-kickback laws prohibit GPRE and its representatives from knowingly and willfully offering, paying, requesting, or receiving any money or other benefit, directly or indirectly, in return for obtaining or rewarding favorable treatment in connection with the award of a government contract. Any employee who becomes aware of any such conduct should immediately report it to the Compliance Officer.

Anti-kickback laws must be considered whenever something of value is given or received by GPRE or its representatives, or affiliates that is in any way connected to work performed for the government. There aremany transactions that may violate the anti-kickback rules. As a result, no one acting on behalf of GPRE may offer or accept gifts, loans, rebates, services, or payment of any kind to or from government agencies, government suppliers and vendors without first consulting the Compliance Officer. The Company prohibits offering, giving, soliciting or receiving any form of bribe or kickback. There are serious penalties, including criminal sanctions, for this conduct.

Confidential Information

As an employee, you may be or are entrusted with confidential information, such as business or marketing plans, supplier information, software or product design, existing and future merchandise information or human resources information. Confidential information includes all nonpublic information that might be of use to the Company s competitors, or that may be harmful to the Company or its customers, if disclosed. You are expected to maintain the confidentiality of such information entrusted to you by the Company or its customers. If you leave the Company, you must return all Company materials and property. Company information should be used only for Company purposes and should not be disclosed to anyone outside of GPRE unless approved by the Company’s Chief Executive Officer, Chief Financial Officer, President, or General Counsel or under a nondisclosure agreement approved by the legal department or the Company's Legal Counsel. Within the Company, only those employees who need to know should have access to confidential information.

When dealing with confidential materials and information:

Never leave confidential information in a place where others can see it. Clearly indicate that the information is confidential.

Be careful when sending confidential information to an unattended fax machine, printer or in an unsecured manner via the Internet.

Never discuss confidential matters in a place where others may hear.

The Company also respects the confidentiality of others. Here are some basic rules to follow:

Do not bring proprietary papers or computer records from previous employers to the Company.

Do not accept or use anyone else’s confidential information except under an agreement approved by an officer of the Company.

Be ethical in obtaining information about the marketplace.

If you have any questions regarding confidential information, please contact your supervisor.

Protection and Proper Use of Company Assets, Including Our Name, Brands and Trademarks

Protect the Company’s assets and ensure that they are used efficiently. Theft, carelessness and waste have a direct impact on the Company s profitability. All of the Company’s assets are to be used for legitimate business purposes. Our brands and trademarks are extremely important to our success and must be used properly and protected from others misuse. Similarly, be sure to follow the law as it relates to the protection of the trademarks, patents and copyrights of others. For example, use software only in accordance with the license for that software. Do not make or use unauthorized copies.

Likewise, do not copy the designs of others or knowingly buy products, which incorporate copies of others designs. Respect third parties trademark rights and do not knowingly buy products with third parties trademarks unless the third party consents. Written materials may also be subject to copyright protection and should only be copied when permitted.

The Company does not knowingly destroy or discard evidence. If you are informed, or have reason to believe, that Company records may be relevant to a pending or threatened legal action or preceding such records must be retained. If the Company receives a subpoena, a request for records or other legal papers or if we have reason to believe that such an event is likely, the Company will retain all relevant records. If you receive such a request, notify the Legal Department immediately and provide a copy of the request.

Accounting, Accounting Controls and Audit Matters

GPRE is committed to compliance with all applicable securities laws and regulations, accounting principles and standards, internal controls and audit practices adopted by GPRE. Employees of the Company with accounting, finance, treasury, tax, and investor relations responsibility have a special obligation to assure that accounting information and financial reports are complete and accurate. All employees have a responsibility to report suspected violations of financial accounting or reporting standards or audit matters. Good faith complaints by employees regarding accounting, internal controls and auditing matters may be submitted to your supervisor, the Chief Financial Officer, the Chief Executive Officer, or the Compliance Officer.

All employees are encouraged to raise concerns regarding questionable accounting and auditing matters. Employees may submit their complaints regarding questionable accounting and auditing matters on a confidential and anonymous basis by submitting an anonymous letter to the Audit Committee Chairman (or his designee) who will deal with it appropriately.

Complaints submitted via physical delivery should be marked CONFIDENTIAL. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate investigation of the complaint. Employees are encouraged to report as much detailed information as possible about the basis for their concerns or complaints. Reports will be promptly investigated and corrective action will be taken, when warranted by the investigation.

GPRE and its officers, employees and agents will not retaliate against an employee for raising good faith complaints or concerns regarding accounting, internal controls and auditing matters of the Company. Any such retaliation is a violation of US law as well as company policy.

INSIDER TRADING GUIDELINES

The Company has adopted (and provided you a copy of) a separate Insider Trading Policy (the Trading Policy) which provides specific rules and guidelines with respect to transactions in the Company's securities.

Applicability of Trading Policy

The Trading Policy applies to all transactions in the Company's securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company's stock, whether or not issued by the Company, such as exchange-traded options.  It applies to all executive officers of the Company, the Company's Board of Directors, all employees of the Company and its subsidiaries, certain family members thereof, and to any consultants, affiliates, associates and employees of affiliates of the Company (the Group or Groups) who receive or because of their association with the Company or its affiliates have access to material nonpublic information regarding the Company.

Information is material if its disclosure will be likely to have an impact on the price of a security, or if reasonable investors would want to know the information before deciding whether or not to purchase or sell a security. This Group is sometimes referred to in the Trading Policy as "Insiders." The Trading Policy also applies to any person who receives material nonpublic information from any Insider.

Any person who possesses material nonpublic information regarding the Company is an Insider for so long as the information is not publicly known (i.e., has not been fully disclosed). Any employee, consultant, affiliate or employee or consultant of an affiliate can be an Insider from time to time, and would at those times be subject to certain additional provisions of the Trading Policy applicable to Insiders.

Certain Exceptions

The only exceptions to the policy are as follows:

•

Exercise of a stock option under the Company's stock option plan. Note that this exception does not include a subsequent sale of the shares acquired pursuant to the exercise of the option under the stock option plan.

•

Non-employee directed purchases under the Company's 401(k) Plan if applicable.

•

Any transaction specifically approved in writing in advance by the Chief Executive Officer or the Chief Financial Officer of the Company.

Potential Criminal and Civil Liability and/or Disciplinary Action

1.

Liability for Insider Trading. Insiders may be subject to civil and criminal penalties for engaging in transactions in the Company's securities at a time when they have knowledge of material nonpublic information regarding the Company.

2.

Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as "tipping") to whom they have disclosed material nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company's securities. The Securities and Exchange Commission (the "SEC") has imposed large penalties even when the disclosing person did not profit financially from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

3.

Possible Disciplinary. Employees of the Company who violate the Trading Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company's equity incentive plans or termination of employment.

Inquiries

Please direct your questions about any of the matters discussed in the Trading Policy to the Company's CEO or CFO.

Auditors

Every public company must retain auditors to audit its financial statements. GPRE provides its auditors with complete access to its books and records. Any action by an employee that is intended to improperly influence, coerce, manipulate or mislead an auditor is illegal and will not be tolerated by GPRE.

Electronic Resources and Communications

The GPRE electronic resources (its computer network and all computer hardware and software, including its Email system and Internet connections, and its other communications equipment and systems, including its telephones and voice mail system) are important assets of the Company provided to employees in order to facilitate business communications. The use of these electronic resources requires common sense, good judgment and awareness that the improper use of these tools could expose the Company to unnecessary legal and financial risk.

Our basic goals as employees include the following: To protect GPRE’s electronic resources.

To protect the security of GPRE s computer networks and computer hardware and the information stored on them.

To comply with established guidelines for access to GPRE information.

To understand the risks and protect the security of electronic communications. To comply with vendor licensing agreements.

To ensure that all hardware, software and other programs function properly.

Computer Access

Use of GPRE’s computer hardware or its network is limited to employees unless authorized by a Manager. Use only approved remote access methods to dial in to the GPRE computer network or to connect to a non-GPRE network. Additionally, always follow any Company procedures designed to maintain the security of such remote access communications.

Software Installation, Copying and Use

The Company purchases licenses to use copies of software for the operation of our business. Copying of these software programs in violation of the license, whether by an employee or anyone else, may place the Company at risk of civil or even criminal liability under copyright infringement laws. Employees may not make, acquire or use illegal copies of computer software on Company computers or use unauthorized copies of Company licensed software on home computers. Never remove, disable or bypass software installed to protect against viruses

Desktop, Notebook Computers and PDAs

The computer hardware in Company offices, and that provided to employees for work outside the office, and all of the information on that hardware are the property of the Company. The Company may access and review any information stored on GPRE equipment in the interests of protecting Company assets. The Company cannot and does not ensure the privacy, confidentiality or security of any personal information stored on its computers (especially those connected to a network) or on any other computer equipment connected through a network with our equipment.

Voice Mail, E-mail, Intranet and the Internet

Voice mail, electronic mail (E-mail ), Intranet and Internet access are important assets of the Company shared by employees in order to enhance information and business communications. The use of these electronic resources requires common sense, good judgment and awareness that the improper use of these tools could expose the Company to unnecessary legal and financial risk. All such communications sent and received internally or externally via these resources is GPRE property. Therefore, do not expect any message transmitted using this equipment or these systems to be private. In order to protect our electronic resources and provide a secure computing environment, it is important for you to follow these guidelines.

The Company s E-mail and voice mail systems are to be used principally to transmit routine business information to assist employees in performing their day-to-day functions. In composing and sending E-mail, take into consideration that E-mail messages are considered documents, just like any other writing. Electronic documents and messages, including those that have been deleted, have the potential to reflect poorly on the employee and the Company. Also, electronic documents and messages could be subject to discovery in any litigation involving the employee or the Company.

The following is a list of unacceptable uses of the Company s E-mail, voice mail, Intranet and Internet systems. This is not an exhaustive list.

Solicitation for political, religious or other personal causes;

Any mass or group mailing for any purpose other than Company business; Use of electronic communications to send chain letters;

Transmission of material that is false, derogatory, profane, vulgar or sexually explicit, or any other material that the Company considers offensive (e.g., a racial or ethnic slur);

Downloading from the Internet of sexually explicit or other offensive materials, software programs, or any copyrighted or trademarked materials;

Viewing or posting messages to Web sites that contain sexually explicit, racist or other material that the Company considers offensive;

Attempting to disguise your name or the origin of any transmission over any of the Company s communication systems;

Engaging in any criminal activity; and

Accessing the E-mail or voice mail of any other employee without the approval of that employee or the approval of a supervisor, unless there is a pressing business reason to do so.

Chat Rooms, Message Boards and Confidentiality

Never disclose in chat rooms, post to electronic message boards, or disclose in any public setting any confidential, proprietary, personal or business information related to the Company, including but not limited to information about its business, financial condition, people or employment practices. Never gossip about GPRE matters outside the Company, including online. If a chat room is not directly related to GPRE business activities employees shall not participate while on duty.

Complaints

If you believe you are receiving inappropriate E-mail or voice mail messages, immediately notify your supervisor, or the Compliance Officer.

Interacting with the Government

GPRE values its good relations with all governmental authorities. We are committed to being a good corporate citizen and are proud of the contributions we’ve made to help the communities where we do business. The Company’s policy is to deal honestly and fairly with government representatives and agents and to comply with valid and reasonable governmental requests and processes.

Responsibility for the task of dealing with governmental and regulatory representatives will be delegated and assigned by the Chief Executive Officer to a specific person trained for this task.

Although unlikely, a government representative may seek to interview you regarding GPRE’s business activities or your work at the Company. If you are contacted by a government agent or representative and asked to provide information, contact the COO or CEO immediately!

All exchanges with representatives of these agencies must be referred to the responsible person. It is not your task to converse with anyone other than GPRE employees.

When asked by the representative assigned to this task to have a conversation with agency and government representatives, be truthful and straightforward in your dealings with governmental representatives and do not direct or encourage another employee (or someone else) to provide false or misleading information to any government agent or representative. Do not direct or encourage anyone to destroy records relevant to a fact-finding process or other legal process.

Occasionally, government representatives seek to inspect a Company facility. If this happens, ask the representative to wait while you contact an officer or the COO to assist them. Immediately notify your manager or supervisor.

Similarly, if someone arrives unexpectedly at an office or other company facility and attempts to serve legal papers, ask them to wait and then immediately notify an officer of the Company who will then deal with that person.

Business Practices

Fair Dealing

We always deal fairly with GPRE’s customers, vendors, competitors and employees. We never take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practices.

Fair Competition

Competition in the marketplace benefits all of us as consumers. We are successful because we provide our customers with the best value for their money. The Company does not:

Engage in any unfair practices against competitors;

Pay bribes to help our business or to hurt a competitor; or Steal competitors trade secrets

We always compete fairly. Our reputation is one of our greatest assets, and you are responsible for protecting the Company’s good name. We are truthful with our internal and external customers, vendors, suppliers and all others who do business with the Company. We do not misrepresent our products and we do not make false statements about our competitors or the products they sell.

Political Activities

GPRE believes that our democratic form of government benefits from citizens who are politically active. For this reason, GPRE encourages each of its employees to participate in civic and political activities in his or her own way. GPRE s direct political activities are, however, limited by law.

Neither GPRE nor supervisory personnel within GPRE may require any employees to make any such contribution. Finally, GPRE cannot reimburse its employees for any money they contribute to political candidates or campaigns. Political contributions by corporations whether by direct or indirect use of corporate funds may violate federal law and the law of some states. In the limited circumstances where political contributions by corporations are permitted with respect to state and local elections or issues, and where federal prohibitions are not applicable, corporate funds for these purposes may be expended only upon written approval of the Chief Executive Officer.

Public Relations

It is important that all information disclosed to the media, investors or the general public be accurate, complete and consistent. Only authorized GPRE spokespeople are permitted to speak to the media, investors or the general public regarding Company matters. If you are asked for information regarding the Company, follow these guidelines:

Refer a person asking questions about GPRE or the Company’s business or financial activities to the COO, CFO, or CEO.

If a member of the media, or someone else, appears unexpectedly at a GPRE facility and asks to shoot a video or take photographs or makes other inquiries, immediately notify the General Manager of our business unit or the supervisor on duty if GM is absent.

Politely and firmly tell the person to contact an authorized spokesperson for GPRE

Refer inquiries about a former employee, such as a reference request, to the General Manager of your business unit.

Commitment to the Environment

GPRE is committed to protecting the environment and complying with all applicable environmental laws and regulations. You can help the environment by recycling whenever possible.

Sexual Harassment

These statements are intended to be a basic, definitive clarification of our mission to provide a safe place to work. GPRE is committed to providing and maintaining a workplace that is free of sexual harassment. This policy applies to employees at all levels of the Company.

One person may define an exchange as social fun and banter, well within their personal rights. Another person, in the same situation may find it humiliating, threatening, demeaning, and offensive harassment. These policies will be the determining guidelines.

Sexual Harassment

Sexual harassment is unlawful. If you believe that you or a fellow employee has been harassed or treated unfairly, immediately notify your supervisor, a member of Management or contact the Compliance Officer.

Prohibited sexual harassment includes inappropriate or unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature that interferes with an employee’s work performance or creates an intimidating, hostile, humiliating or sexually offensive working environment.

In addition, no supervisor, male or female, may sexually harass any employee by making submission to or rejection of sexual advances, requests for sexual favors or other verbal or physical conduct of a sexual nature either explicitly or implicitly a term or condition of employment or a basis for employment decisions.

Likewise, it is unlawful to retaliate against an employee for making or filing a complaint of sexual harassment or for cooperating in an investigation of a complaint of sexual harassment.

Examples of Sexual Harassment

The Compliance Officer will determine, on an individual complaint basis, in light of all of the circumstances, if particular language or conduct is subject to disciplinary action under this policy. The following are examples of sexual harassment:

An employee engages in a pattern of unwelcome sexual language or conduct that is sufficiently severe or pervasive that it interferes with the job performance of co-workers.

An employee rejects the sexual advances of his/her supervisor and, in retaliation; the supervisor terminates the individual's employment.

Harassment may occur at several levels. Below are specific examples of conduct on the verbal, visual, written, and physical levels that all employees of GPRE are cautioned to avoid.

These examples arose from a series of costly and embarrassing legal actions that have damaged persons and corporations.

Verbal

Jokes or other remarks with sexual content that are graphic or may otherwise be offensive to others.

Comments to, or about, any employee or his/her appearance that are sexually graphic or would otherwise tend to be degrading.

A repetition of any words or conduct of a sexual nature after the person addressed has indicated that such words or conduct are unwelcome.

Asking about one’s sexual conduct.

Discussing one’s sexual activities.

Visual

Display of objects, posters or pictures of a sexual nature.

Leering, prolonged staring, whistling, brushing against the body, sexual gestures, suggestive, insulting comments or innuendo of a sexual nature.

Written

Unwelcome and/or inappropriate contacts via letters, phone calls, or E-mail.

Physical

Repeated touches, any physical contact of an intimate or sexual nature, flirtations, requests for dates, talking, following/confronting a person off the job.

Upholding Standards

GPRE requires that employees follow the law and conduct business with a high degree of integrity. The Company takes all reports of possible violations of the Code of Conduct, the law or any GPRE policy seriously, will investigate such reports and take appropriate action.

Each person is responsible for his or her actions. No one has the authority to approve an illegal or improper act, and such an act cannot be justified because a superior ordered it. It is against GPRE policy for you to direct or encourage another employee to violate the law, company policy or otherwise to act improperly.

If you are faced with this situation, take action. Talk to your supervisor or call the Compliance Officer.

Actions that violate the Code of Conduct may also violate governmental laws. Such violations can subject the individuals involved to prosecution, imprisonment and fines. When appropriate, law enforcement and other governmental authorities may be contacted.

Failure to comply with the law and Code of Conduct will have severe consequences for the employees involved, as well as the company. Any employee who violates the Code of Conduct or the law will be  subject to discipline up to, and including, termination of employment.

Discipline may be imposed for the following infractions.

This is not an exhaustive list.

Refusing to cooperate in a fact-finding process or other investigation

Retaliating against another employee for reporting a violation or for cooperating in a fact-finding process or other investigation;

Fabricating a report or providing false or misleading information or making material omissions in a fact-finding process or other investigation

Directing or encouraging another employee to violate the law or the Code of Conduct; or

Failing to report a violation of law or this Code of Conduct or engaging in any act or omission to conceal such a violation.

Waivers of the Code

Any waivers of the Code for the principal executive officer, principal financial officer, principle accounting or controller (or persons performing similar functions) other executive officers and directors will be made by the Company’s Audit Committee and promptly disclosed as required by law or stock exchange rules.

Any waiver of the Code for any other employee will be made by the Compliance Officer and be reported personally to the Audit Committee at their next scheduled meeting.

Procedures for Reporting Code Violations

The following is an outline of the procedure that GPRE may pursue, depending on the particular circumstances, once a complaint has been brought to the attention of the Company.

The Audit Committee will conduct a prompt and impartial investigation of the complaint.

That investigation may include (but will not necessarily be limited to) interviews with the employee who made the complaint (unless the complaint was made anonymously), with the person or persons against whom the complaint was made and with other employees who may have witnessed the reported incident or incidents.

Upon completion of the investigation, the individual who conducted that investigation will meet separately with the employee who made the complaint (unless the complaint was made anonymously) and the employee or employees against whom the complaint was made. A report of the results of an investigation will be sent to the Audit Committee. When appropriate the parties involved will be informed of the steps taken to correct the situation.

GPRE will share information arising out of a complaint or investigation of sexual harassment only on a need-to-know basis in order for an effective investigation to be conducted. Any manager or supervisor who receives a complaint of sexual harassment from an employee or who otherwise knows or has reason to believe that an employee has been subjected to sexual harassment must report the incident promptly to the General Manager of your business unit or the Compliance Officer.

Code of Conduct Certifications:

All employees must be given a Code of Conduct, which is to be read, and prior to employment must sign this formal statement:

I have read the Code of Conduct statement and will comply with its requirements as a condition of employment. I will not engage in activities or conduct that will embarrass the company or raise questions about its honesty, impartiality and reputation.

Employee:                                                                                             Date:

Supervisor:                                                                                            Date:

Must be signed by both employee and supervisor and copies sent to:

l.

Employee

2.

Supervisor

3.

Personnel Records